Exhibit 99.1

To The Board of Flex Fuels Inc,

May 22, 2008

I, James William Laird, do hereby revoke and rescind my May 16, 2008 resignation from the Board as of May 22, 2008.  In response to a specific request from the Chairman and other senior advisors, I agree to continue as a Board member for Flex Fuels Inc. until an Annual General Meeting can be convened, at which point the Shareholders will decide who best represents and serves their interests.

I will continue to uphold the Shareholder's interests to the best of my ability, and assist in any way with the Company's publicly-stated objectives of putting a bio-fuel plant into operation as soon as is feasible.

/s/ James W. Laird
James W. Laird
Director

May 22, 2008